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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                    TO RESTATED CERTIFICATE OF INCORPORATION

         Bell Atlantic Corporation, a corporation organized on October 7, 1983, and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation held on July 27, 1998, resolutions were duly adopted approving a proposed amendment to the Restated Certificate of Incorporation (the "Certificate Amendment") of the Corporation and recommending that the proposed Certificate Amendment be approved by the stockholders of the Corporation. The Certificate Amendment is attached hereto as Exhibit A.

         SECOND: That, thereafter, pursuant to resolution of the Corporation's Board of Directors, a meeting of the stockholders of the Corporation was duly called and held on May 19, 1999, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the Certificate Amendment as proposed by the Corporation's Board of Directors.

         THIRD: That said Certificate Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Phillip M. Huston, Jr., its Counsel and Corporate Secretary (Acting), this 30th day of June, 2000.


                                       BELL ATLANTIC CORPORATION

                                       By /s/ PHILLIP M. HUSTON, JR.
                                          Phillip M. Huston, Jr.
                                          Counsel and Corporate
                                          Secretary (Acting)



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                                                                       EXHIBIT A


         Certificate of Incorporation Provisions proposed to be revised in connection with the Merger

Section 4.A of the Certificate of Incorporation would be restated substantially as follows:

         4.       Capital Stock.

                  A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 4,500,000,000 shares, of which 4,250,000,000 shares are Common Stock, $.10 par value per share, and 250,000,000 shares are Series Preferred Stock, $.10 par value.